[SKY BANK LOGO]                                                                               Exhibit 10.2

Paul Colasono
Chief Financial Officer
Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302

RE: Rate Modifications                                                                                December 12, 2006

Paul,

As a follow up to our recent conversations regarding certain terms of the various outstanding loan facilities by and between Sky Bank, Tribeca Lending Corporation (Tribeca) and Franklin Credit Management Corporation (FCMC) I would like to reiterate the details of our agreements. Specifically, the interest charged effective as of November 15, 2006, by Sky Bank for all 2nd mortgages purchased under the Master Credit and Security Agreement among Sky Bank, FCMC and certain of its Subsidiaries dated as of October 13, 2004 and as amended by the Amendment to the Master Credit and Security Agreement, dated as of October 5, 2006 (as so amended, the “Franklin Credit Agreement”), as well as all loans originated under the Master Credit and Security Agreement dated as of February 28, 2006 among Tribeca, certain of its Subsidiaries and Sky Bank (the “Tribeca Credit Agreement”), is now subject to the following interest matrix:

Base Rate Index	Sky Bank Margin	“All-in” Rate Range
<226	300	300-525
226-450	260	486-710
>450	235	686+

Interest on the above loans by Sky Bank is computed as provided in the respective loan documents and shall be paid according to the Federal Home Loan Bank of Cincinnati (“FHLBC”) 30-day advance rate (“Base Rate Index”), adjusted on the last day of each month. The interest matrix above shows the relationship between the Base Rate Index, the actual interest rate that will be earned by Sky Bank (the “All-in” Rate Range), and the spread above the Base Rate Index used to calculate the “All-in” Rate Range (“Sky Bank Margin”). The table numbers represent basis points. For example, a FHLBC Index of 250 basis points will result in a Margin of 260 basis points and an Interest Rate earned of 510 basis points (5.10%).

Furthermore, in addition to the rate reductions described above, Sky Bank has agreed to lower the interest rate charged for all 1st mortgages purchased under the Franklin Credit Agreement according to the following matrix, effective as of November 15, 2006:

Base Rate Index	Sky Bank Margin	“All-in” Rate Range
<226	300	300-525
226-450	225	451-675
>450	200	651+

Again, interest on the above loans by Sky Bank is computed as provided in the respective loan documents and shall be paid according to the Federal Home Loan Bank of Cincinnati (“FHLBC”) 30-day advance rate (“Base Rate Index”), adjusted on the last day of each month. The interest matrix above shows the relationship between the Base Rate Index, the actual interest rate that will be earned by Sky Bank (the “All-in” Rate Range), and the spread above the Base Rate Index used to calculate the “All-in” Rate Range (“Sky Bank Margin”). The table numbers represent basis points. For example, a FHLBC Index of 250 basis points will result in a Margin of 225 basis points and an Interest Rate earned of 475 basis points (4.75%).

We agree that all other terms of the various debt facilities by and between Sky Bank and FCMC/Tribeca shall remain unchanged.

As always, please feel free to contact me with questions.

Regards,

/s/ Jerry S. Sutherin
Jerry S. Sutherin
Senior Vice President
Sky Bank, Specialty Lending Group
110 East Main Street
Salineville, OH 43945
330-679-3859